Exhibit 99.1

Contacts:	Jamie Fulmer (864) 342-5633
Director of Investor Relations
jfulmer@advanceamerica.net

Advance America Voluntarily Refrains
from Providing Advances to Military

Spartanburg, S.C., Sept 25, 2006 - Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today announced that the company will respectfully and voluntarily refrain from making any payday advances to active, full-time members of the military effective October 15, 2006 except where strictly prohibited from doing so by applicable law.

“During this time of war, we recognize that our fighting men and women carry an enormous burden for all of us and we thank them for their service,” said Advance America CEO Ken Compton. “We believe that responsible use of short-term, unsecured loans can be a sound financial alternative for all Americans, including members of the military. They deserve, like all our customers, strong consumer protections, and also deserve the right to choose the financial options that best suit their needs.”

Despite the fact that the company disagrees with some of the comments made in a recent hearing, including one by North Carolina Senator Elizabeth Dole, who stated that members of the military “lack financial savvy”, Advance America has taken this step to remove any perceived distraction to members of the military during this critical time for our country.

Compton also commented, “We apologize for any hardship the elimination of this trusted, short-term financial option may cause the men and women who are dedicated to the service of our country. We also hope the elimination of this option does not push individuals into more expensive and/or unregulated forms of credit.”

Members of the military represent less than 1 percent of the Advance America customer base and only 42 out of 2,728 total Advance America centers are within 1 mile of any military base. As a result of this decision, an evaluation is underway to determine if any center relocations or changes are necessary.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,700 centers in 36 states. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements. For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable. Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements. For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, a copy of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.